                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934
                              (Amendment No. 4)*

                            Community Bancorp Inc.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                                 Common Stock
--------------------------------------------------------------------------------
                        (Title of Class of Securities)

                                   20342P109
--------------------------------------------------------------------------------
                                (CUSIP Number)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

  [X] Rule 13d-1(b)

  [_] Rule 13d-1(c)

  [_] Rule 13d-1(d)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

ITEM 1.

    (a)   Name of Issuer
          Community Bancorp Inc.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices
          130 W. Fallbrook St.
          Fallbrook, CA 92028
          ---------------------------------------------------------------------

ITEM 2.

    (a)   Name of Person Filing
          Trust for the Community National Bank
          Employee Stock Ownership Plan
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence
          130 W. Fallbrook St.
          Fallbrook, CA 92028
          ---------------------------------------------------------------------
    (c)   Citizenship
          California
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities
          Common Stock
          ---------------------------------------------------------------------
    (e)   CUSIP Number
          20342P109
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

    (a) [_] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

    (b)  [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

    (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

    (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

    (e)  [_] An investment adviser in accordance with section
             240.13d-1(b)(1)(ii)(E).

    (f)  [X] An employee benefit plan or endowment fund in accordance with section 240.13d-1(b)(1)(ii)(F).

    (g)  [_] A parent holding company or control person in accordance with section 240.13d-1(b)(1)(ii)(G).

    (h) [_] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

    (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

    (j)  [_] Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:
        110,952 shares as of February 28, 2002
    ---------------------------------------------------------------------------

    (b) Percent of class:
        3.35%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

         (i) Sole power to vote or to direct the vote
             0
             -----------------------------------------------------------------
        (ii) Shared power to vote or to direct the vote
             110,952
             -----------------------------------------------------------------
       (iii) Sole power to dispose or to direct the disposition of
             0
             -----------------------------------------------------------------
        (iv) Shared power to dispose or to direct the disposition of
             110,952
             -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable

ITEM 10. CERTIFICATION

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                     March 1, 2002
                                       ----------------------------------------
                                                        Date


                                       Trust for the Community National Bank
                                       Employee Stock Ownership Plan


                                       BY: /s/ Granger Haugh
                                           ------------------------------------
                                               Granger Haugh, trustee


                                       BY: /s/ Thomas E. Swanson
                                           ------------------------------------
                                               Thomas E. Swanson, trustee